FOR IMMEDIATE RELEASE                              CONTACT:  Nancy R. Kyle
---------------------                              -----------------------
DATE: December 5, 1997





                           PEP BOYS REPLACES EXPIRING
                             SHAREHOLDER RIGHTS PLAN


     The Pep Boys - Manny, Moe & Jack (the "Company") (NYSE:"PBY") announced today that in light of the scheduled expiration of its existing Shareholder Rights Plan on December 31, 1997, its Board of Directors has adopted a Shareholder Rights Plan (the "Rights Plan") in which stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's common stock held as of the close of business on December 31, 1997. The Rights will expire on December 31, 2007. The Company's existing right plan was adopted in December 1987.

     The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     Mitchell G. Leibovitz, Chairman of the Board of Directors of the Company, stated that the Rights Plan is intended to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include offers that do not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholders' interests fully.

     Mr. Leibovitz stressed, however, that the Rights Plan is not intended to prevent an acquisition of the Company on terms that the Company's Board of Directors considers favorable and fair to, and in the best interests of, all shareholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company's Board of Directors and its shareholders of their ability to determine the destiny of the Company.

     The Rights generally will be exercisable and transferable apart from the Company's common stock only if a person or group acquires beneficial ownership of 15% or more of



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the  Company's  common  stock or  commences  a tender  or  exchange  offer  upon consummation of which such person or group would beneficially own 15% or more of the Common Stock.

     The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15% or more of the Company's common stock, provided a majority of the independent directors then on the Board approves such redemption.

     Details of the Shareholder Rights Plan are outlined in a summary of the Rights Plan which will be mailed to shareholders.